Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Jillian Gibson

1st Vice President, Director of Marketing

(336) 369-0916

jillian.gibson@newbridgebank.com

NewBridge Bank Changes Executive’s Title to Better Reflect Duties

Greensboro, N.C., July 23, 2012 – NewBridge Bank has announced a change of title for Robin S. Hager, one of its key executives, to better define the duties that comprise her position in the Bank. Her new title is Senior Executive Vice President, Chief Administrative Officer, effective immediately. Her previous title was Senior Executive Vice President, Chief Resource Officer.

Hager will continue to manage Deposit Operations, Facilities and Purchasing, Human Resources, Information Technology, Marketing, Training, and Vendor Management. She will continue to report to Pressley A. Ridgill, NewBridge Bank’s President and Chief Executive Officer.

“This change in Robin’s title is being made to better characterize the breadth of her duties,” said Ridgill. “We conducted a review of titles held by officers and staff in our industry and decided that this new title was a better reflection of her role within the Bank and her position on the Executive Management team.”

Also continuing to report to Mr. Ridgill are David P. Barksdale, Senior Executive Vice President, Chief Banking Officer; Ramsey K. Hamadi, Senior Executive Vice President, Chief Financial Officer; and William W. Budd, Jr., Senior Executive Vice President, Chief Credit Officer. Their titles remain the same.

“We have an outstanding team of executives who lead NewBridge Bank and who regularly share their leadership skills with their community,” continued Ridgill. “In addition to her new Bank title, Robin was recently asked to lead the American Heart Association’s Go Red For Women Campaign in Guilford County for 2012-2013 which includes serving as the chair for the 2013 Guilford County Go Red For Women Educational Expo and Luncheon. I am proud to have an executive management team with unparalleled commitment to the success of our clients, teammates, shareholders and communities we serve.”

About NewBridge Bank

NewBridge Bank is a full-service, state-chartered community bank headquartered in Greensboro, North Carolina and is one of the largest community banks in the state. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management, and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 38 locations throughout North Carolina. The stock of NewBridge Bancorp, the Bank’s parent company, trades on the NASDAQ Global Select Market under the symbol “NBBC.”

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